Exhibit 99.1

Battalion Oil Corporation Announces
Operational Update

HOUSTON, Texas, Jan. 23, 2026 (GLOBE NEWSWIRE) – Battalion Oil Corporation (NYSE American: BATL) (“Battalion” or the “Company”) today announced several operational updates related to its gas treating arrangements and production performance.

Key Highlights

◾	Termination of Gas Treating Agreement (“GTA”) with Wink Amine Treater, LLC (“WAT”) related to its acid gas injection facility (“AGI Facility”).
◾	Entry into a gas treating agreement with a publicly traded large-cap midstream company.

Management Comments

The WAT AGI Facility ceased operations on or about August 11, 2025 and remains out of service. Due to the cessation of operations, Battalion has exercised its contractual rights to terminate the GTA with WAT.

Subsequent to this termination, the Company has entered into an agreement with a publicly traded large-cap midstream provider to process Battalion’s gas at an alternate processing facility.  Battalion has been utilizing this midstream partner since the AGI Facility went offline. Due to a significant facility expansion completed in the fourth quarter of 2025, this provider is now able to process substantially all of the Company’s gas volumes from its Monument Draw Field.

In conjunction with this facility expansion, Battalion has continued to ramp production into this alternate processing facility throughout late December and January. Most recently, the facility has been processing more than 30 MMcf/d of Battalion’s gas production, compared to a December average of approximately 17.4 MMcf/d.

This increase in processing capability has allowed the Company to benefit from additional flow assurance and operational reliability, resulting in an increase in Battalion’s average oil production of approximately 1,200 net barrels of oil per day month-to-date in January as compared to the Company’s December average.

Forward Looking Statements

This press release includes forward-looking statements as defined by U.S. securities laws. These statements are not historical facts and often include words like “expects,” “believes,” “plans,” “estimates,” “may,” “will,” or similar expressions. They cover topics such as future production, financial condition, capital spending, and strategic plans. These statements are based on current expectations and involve risks and uncertainties that could cause actual results to differ significantly. Key risks are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and other filings with the Securities and Exchange Commission (SEC), available at www.sec.gov or on the Company’s website at www.battalionoil.com. Readers are cautioned not to rely too heavily on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake any obligation to update these statements in light of new information or future events.

About Battalion

Battalion Oil Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact

BATTALION OIL CORPORATION
Matthew B. Steele
Chief Executive Officer
832-538-0300 | www.battalionoil.com